Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954
TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address

June 11, 2026

Dell Technologies Inc.

Dell International L.L.C.

Dell Inc.

Denali Intermediate Inc.

One Dell Way

Round Rock, Texas 78682

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

To the Addressees Stated Above:

We have acted as counsel to Dell International L.L.C., a Delaware limited liability company (“Dell International”), EMC Corporation, a Massachusetts corporation (“EMC” and, together with Dell International, the “Issuers”), and the guarantors listed in Schedule I to this opinion letter (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers from time to time for an indeterminate initial offering price of debt securities (the “Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Securities. The Securities and the Guarantees will be issued under an indenture, dated as of January 24, 2023, among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).

We have examined the Registration Statement and the Indenture (including the form of the Guarantee set forth therein), which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

BEIJING	BOSTON	BRUSSELS	HONG KONG	HOUSTON	LONDON	LOS ANGELES	LUXEMBOURG	PALO ALTO	SAN FRANCISCO	SÃO PAULO	TOKYO	WASHINGTON, D.C.

Dell Technologies Inc.
Dell International L.L.C.
EMC Corporation, et al.	-2-	June 11, 2026

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinions set forth below, we have assumed further that the execution, issuance, delivery and performance by each of the Issuers and the Guarantors of the Indenture do not constitute a breach or default under any agreement or instrument which is binding upon any of the Issuers or Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming (a) the taking of all necessary corporate or limited liability company action by the Sole Member or Sole Director, as applicable, of each Issuer, a duly constituted and acting committee of such Sole Member, Sole Director, committee or duly authorized officers of each Issuer (such Sole Member, Sole Director, committee or authorized officers being hereinafter referred to as such “Issuer Authorizing Party”) to authorize and approve the issuance and terms of any Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Issuers, and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by such Issuer Authorizing Party and otherwise in accordance with the provisions of such agreement and the Indenture, such Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. Assuming (a) the taking of all necessary corporate action by the Board of Directors or Sole Director, as applicable, of each Guarantor, a duly constituted and acting committee of such Board of Directors or Sole Director or duly authorized officers of each Guarantor (such Board of Directors, Sole Director, committee or authorized officers being hereinafter referred to as the “Guarantor Authorizing Party”) to approve the issuance and terms of the Guarantees and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Guarantors, (b) the due execution, authentication, issuance and delivery of the Securities underlying such Guarantees, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Guarantor Authorizing Party and otherwise in accordance with the provisions of such agreement and the Indenture, and (c) the due issuance of the Guarantees, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Dell Technologies Inc.
Dell International L.L.C.
EMC Corporation, et al.	-3-	June 11, 2026

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 13.15 of the Indenture relating to the severability of provisions of the Indenture.

In connection with Section 13.08 of the Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America located in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Massachusetts Business Corporation Act. We expressly disclaim coverage of any other Delaware or Massachusetts law, except judicial interpretations interpreting the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Massachusetts Business Corporation Act, as applicable.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Validity of Securities” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

Dell Technologies Inc.
Dell International L.L.C.
EMC Corporation, et al.	-4-	June 11, 2026

Schedule I

DELAWARE GUARANTORS

Dell Inc.

Dell Technologies Inc.

Denali Intermediate Inc.